Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Ferrellgas Partners, L.P. for the registration of 1,528,104 common units representing limited partner interests and to the incorporation by reference therein of our report dated September 16, 2003, except for the last paragraph of Note 2 as to which the date is October 8, 2003, with respect to the consolidated financial statements of Blue Rhino Corporation for the year ended July 31, 2003, included in the Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. Current Report (Form 8-K) dated April 22, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 20, 2004